UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
__________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 10, 2007
__________________________

GENIUS PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

__________________________

Delaware	0-27915	33-0852923
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

2230 Broadway
Santa Monica, California 90404
(Address of Principal Executive Offices) (Zip Code)

(310) 453-1222
(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 10, 2007, Genius Products, LLC (“Genius”), a subsidiary of Genius Products, Inc. (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) and certain other loan documents with Société Générale, as administrative agent, as collateral agent and L/C Issuer, the lenders party thereto and SG Americas Securities, LLC, as lead arranger and sole bookrunner. The three-year, senior secured revolving credit facility provides for an initial commitment of $30 million and up to a total of $70 million based upon expected incremental commitments, to be provided from a consortium of banks including Société Générale.

The borrowings under the revolving credit facility are based upon a borrowing base formula which includes eligible accounts receivables and Genius’ eligible intellectual property library, as set forth in the Credit Agreement. In determining Genius’ borrowing base availability, only Genius’ accounts receivables from licensors other than The Weinstein Company LLC (“TWC”) are included, as more specifically described in the Credit Agreement. Amounts under the revolving credit facility may be borrowed, repaid and reborrowed by Genius from time to time until maturity. The Credit Agreement will terminate on June 30, 2010, which termination date may be extended to August 10, 2010, upon the satisfaction of certain conditions. Voluntary prepayments and commitment reductions under the Credit Agreement are permitted at any time without fee (except with respect to eurocurrency loans) upon proper notice and subject to minimum dollar requirements.

At Genius’ option, borrowings under the Credit Agreement are based on either LIBOR or the higher of the prime rate of Société Générale or the Federal Funds Rate plus 0.50%. The interest rates under the Credit Agreement vary depending on the percentage of loans outstanding. The interest rate varies from 250 basis points to 300 basis points above LIBOR for eurocurrency loans and 150 basis points to 200 basis points above the prime rate or Federal Funds Rate plus 0.50% for base rate loans. Genius must pay a quarterly commitment fee and various other fees set forth in the Credit Agreement.

The obligations of Genius under the Credit Agreement are guaranteed by the Company and the subsidiaries of Genius and are secured by a security interest on substantially all personal property of Genius, the Company and its subsidiaries. TWC continues to have a first priority security interest in accounts receivables attributable to TWC content.

The Credit Agreement contains affirmative, negative and financial covenants customary for credit facilities of this type, including, among other things, (i) limitations on indebtedness, liens, sales of assets, mergers, investments, dividends and redemptions, and (ii) minimum cash liquidity requirements and minimum borrowing base coverage requirements. The Credit Agreement contains events of default customary for credit facilities of this type (with customary grace periods, as applicable) and provides that upon the occurrence and during the continuance of an event of default, the interest rate on all borrowings will be increased and payment of all borrowings may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement automatically become immediately due and payable and the lenders’ commitments will automatically terminate.

Pursuant to the Credit Agreement, the following agreements, among others, were also entered into by the Company, Genius and/or Genius’ subsidiaries and Société Générale:

•	Allocation of Accounts Receivable and Intercreditor Agreement;
•	Guaranty Agreement; and
•	Security Agreement.

Also on August 10, 2007, and in connection with the Credit Agreement, Genius entered into a letter agreement (the “TWC Letter”) with The Weinstein Company LLC (“TWC”) under which Genius and TWC agreed to schedule payments currently owing to TWC by Genius under the Distribution Agreement dated July 17, 2006 (the “Distribution Agreement”), plus estimated amounts payable under the Distribution Agreement through December 31, 2007. In the TWC Letter, TWC also agreed to waive any remedies it may have attributable to past non-timely payments and reporting under the Distribution Agreement on or prior to August 10, 2007.

The foregoing does not constitute a complete summary of the terms of the Credit Agreement or the above-listed ancillary transaction documents, which are attached as Exhibits 99.1 through 99.4. The descriptions of the terms of such agreements are qualified in their entirety by reference to such exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure requirement of this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1
Credit Agreement, dated as of August 10, 2007, by and among Genius Products, LLC, as borrower, Société Générale, as administrative agent, collateral agent and L/C Issuer, the lenders party thereto and SG Americas Securities, LLC, as lead arranger and sole bookrunner.*

99.2	Allocation of Accounts Receivable and Intercreditor Agreement, dated as of August 10, 2007, by and among Genius Products, LLC, The Weinstein Company LLC and Société Générale.*

99.3	Guaranty Agreement, dated as of August 10, 2007, by Genius Products, Inc. and each of the other signatories thereto, as guarantors, in favor of Société Générale.

99.4	Security Agreement, dated as of August 10, 2007, by and among Genius Products, LLC, Genius Products, Inc., each of the other signatories thereto and Société Générale.*

* Exhibits and schedules are omitted but will be furnished to the Commission supplementally upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS PRODUCTS, INC.

Date: August 16, 2007	By:	/s/ John P. Mueller

John P. Mueller Chief Financial Officer